CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 28, 2017, relating to the financial statements and financial highlights of Viking Mutual Funds, comprising Viking Tax-Free Fund for Montana and Viking Tax-Free Fund for North Dakota, for the year or period ended December 30, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

April 24, 2017